Exhibit 99:

PRESS RELEASE	October 27, 2006
FOR IMMEDIATE RELEASE

Yadkin Valley Financial Corporation Announces an Increase in Net Income of 23.9% for the Third Quarter

Yadkin Valley Financial Corporation, Elkin, NC (NASDAQ: YAVY - news), the holding company for Yadkin Valley Bank and Trust Company, reports earnings of $3,637,101 for the quarter ended September 30, 2006, an increase of 23.9% as compared with earnings of $2,935,176 for the same quarter last year. Basic and diluted earnings per share were $0.34 and $0.27 for the quarters ended September 30, 2006 and 2005, respectively, an increase of 25.9%. Return on equity increased to 12.10% for the quarter ended September 30, 2006 from 10.07% for the quarter ended September 30, 2005, and return on tangible equity increased to 17.66% from 14.98% for the same periods.

Earnings for the nine months ended September 30, 2006 were $9,985,127, a 21.7% increase over the prior year. Year to date diluted earnings per share were $0.93 and $0.76, respectively, for September 30, 2006 and 2005, a 22.4% increase. Year to date basic earnings per share were $0.94 and $0.77 for the same periods. Return on equity increased to 11.25% for the nine-month period ended September 30, 2006 from 9.63% for the nine-month period ended September 30, 2005, and return on tangible equity increased to 16.50% from 14.44% for the same periods.

Total assets grew by $69.8 million (9.1% annualized) for the nine-month period ended September 30, 2006 and by $96.8 million (9.7%) since September 30, 2005. Deposit growth of $51.8 million (8.5% annualized) for the first nine months of 2006 was used to fund $40.4 million growth in net loans held for investment with the remainder being invested in securities and overnight funds. The net interest margin expanded to 4.48% in the first nine months of 2006 from 4.02% in the first nine months of 2005.

Commenting on the results, Bill Long, President and CEO, stated, “Our third quarter earnings of 34 cents per share reflected a strong increase of 7 cents over the third quarter 2005 and an increase of 2 cents over the second quarter 2006. Return on equity at 12.10% for the quarter continued to improve toward our goal of 15%. The earnings increase over the prior year was driven by margin expansion and noninterest income which together exceeded the additional costs of operating three branches that have opened during the last fourteen months. In our Piedmont region, the newest Mooresville branch that opened on Medical Park Drive in September 2005, has already grown to $15 million in deposits and $10 million in loans. In Watauga and Avery Counties, our High Country region has increased deposits by 17.9% since September 30, 2005. We’re also excited about our continued growth in existing markets as well as entering new markets in our Yadkin Valley region. During October 2006 in Yadkinville, we have begun construction on a permanent building. In early 2007, we plan to open a branch in Pfafftown, located west of Winston-Salem in Forsyth County.”

“Each of our three banking regions, our mortgage and securities brokerage subsidiaries, our operations group, and our administrative staff contributed to the growth in assets and profitablility while improving the efficiency ratio. To recognize the leadership of our board and hard work of our employees that allowed us to reach $1 billion in assets last year, we held a celebration on September 23rd in North Wilkesboro with a cookout, bluegrass music, and recreation for the children and a few adventurous adults.”

“Our stock price improved following our second quarter report supported by meetings with analysts and investors since last year. The price reached a new twelve-month high at $16.15 during the quarter, and the average daily closing price was $15.31, up 8.4% over the average price in the third quarter of 2005. We reached another significant milestone with our first independent research as Ryan Beck & Company initiated coverage in their report released October 3, 2006.”

Yadkin Valley Bank and Trust Company is a full service community bank providing services in twenty-three branches throughout its three regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Surry, Wilkes, and Yadkin Counties. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Bank provides mortgage services through its subsidiary, Sidus Financial, LLC, acquired on October 1, 2004 and headquartered in Greenville, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Yadkin Valley Financial Corporation
(Amounts in thousands except per share data)
(unaudited)
	For the Three Months Ended
	Sept 30, 2006	Sept 30, 2005

Net interest income	$10,389	$8,799
Provision for loan losses	525	498
Other income	3,926	3,688
Other expenses	8,212	7,642
Income taxes	1,941	1,412
Net income	3,637	2,935
Income per share:
Basic	$0.34	$0.27
Diluted	$0.34	$0.27

	For the Nine Months Ended
	Sept 30, 2006	Sept 30, 2005

Net interest income	$30,497	$25,336
Provision for loan losses	1,640	1,262
Other income	10,558	9,848
Other expenses	24,040	21,759
Income taxes	5,390	3,957
Net income	9,985	8,205
Income per share:
Basic	$0.94	$0.77
Diluted	$0.93	$0.76

	As of Sept. 30 2006*	As of Dec. 31, 2005*
Assets
Securities available for sale	$128,485	$113,716
Gross loans held for investment	779,075	737,530
Allowance for loan losses	(10,615)	(9,474)
Loans held for sale	41,161	31,427
Goodwill	32,136	32,136
Core deposit intangible	5,235	5,851
Other Assets	118,642	113,108
Total Assets	1,094,119	1,024,294
Liabilities and Stockholders’ Equity
Non-interest bearing deposits	148,246	135,912
NOW, savings, and money market	223,205	251,423
Time deposits over $100,000	207,643	170,574
Other time deposits	287,087	256,444
Other liabilities	106,349 93,618
Total Liabilities	972,530 907,971
Stockholders’ equity	121,589	116,323
Total Liabilities and Stockholders’ Equity	1,094,119	1,024,294

Shares outstanding	10,610	10,680

* Note: Derived from audited financial statements

Yadkin Valley Financial Corporation
(unaudited)

	For the Three Months Ended

	Sept 30, 2006	Jun 30, 2006	Mar 30, 2005	Dec 31, 2005	Sept 30, 2005
Per Share Data:
Basic Earnings per Share	$0.34	$0.32	$0.27	$0.28	$0.27
Diluted Earnings per Share	$0.34	$0.32	$0.27	$0.27	$0.27
Book Value per Share	$11.46	$11.19	$11.04	$10.89	$10.80
Tangible Book Value per Share	$7.94	$7.66	$7.49	$7.33	$7.27
Cash Dividends per Share	$0.12	$0.12	$0.11	$0.11	$0.11

Selected Performance Ratios:
Return on Average Assets (annualized)	1.36%	1.30%	1.18%	1.17%	1.17%
Return on Average Equity (annualized)	12.10%	11.49%	10.06%	10.03%	10.07%
Return on Tangible Equity (annualized)	17.66%	16.79%	14.82%	14.82%	14.98%
Net Interest Margin	4.43%	4.47%	4.55%	4.26%	4.04%
Net Interest Spread	3.79%	3.91%	4.09%	3.81%	3.64%
Noninterest Income as a % of Revenue	28.47%	26.33%	26.61%	27.69%	30.76%
Noninterest Income as a % of Average Assets	0.37%	0.33%	0.33%	0.34%	0.37%
Noninterest Expense as a % of Average Assets	0.77%	0.75%	0.81%	0.78%	0.77%
Efficiency Ratio	55.35%	55.14%	59.37%	59.49%	58.94%

Asset Quality:
Nonperforming Loans (000’s)	5,184	3,113	3,478	3,199	3,059
Nonperforming Assets(000’s)	5,311	3,482	3,765	3,962	4,085
Nonperforming Loans to Total Loans	0.63%	0.38%	0.44%	0.42%	0.40%
Nonperforming Assets to Total Assets	0.49%	0.32%	0.36%	0.39%	0.41%
Allowance for Loan Losses to Total Loans	1.29%	1.25%	1.27%	1.23%	1.23%
Allowance for Loan Losses to Nonperforming Loans	2.05	3.30	2.87	2.96	3.04
Net Charge-offs to Average Loans (annualized)	0.09%	0.12%	0.03%	0.15%	0.11%

Capital Ratios:
Equity to Total Assets	11.11%	11.03%	11.33%	11.36%	11.58%
Tangible Equity to Total Tangible Assets	7.97%	7.82%	7.98%	7.94%	8.10%
Tier 1 leverage ratio	8.18%	8.17%	8.31%	8.19%	8.14%
Tier 1 risk-based ratio	9.38%	9.36%	9.49%	9.38%	9.45%
Total risk-based capital ratio	10.57%	10.52%	10.66%	10.51%	10.59%

Yadkin Valley Financial Corporation
(unaudited)

	For the Nine Months Ended

	Sept 30, 2006	Sept 30, 2005	Sept 30, 2004

Selected Performance Ratios:
Return on Average Assets (annualized)	1.28%	1.13%	1.06%
Return on Average Equity (annualized)	11.25%	9.63%	8.77%
Return on Tangible Equity (annualized)	16.50%	14.44%	12.65%
Net Interest Margin	4.48%	4.02%	3.92%
Net Interest Spread	3.91%	3.66%	3.65%
Noninterest Income as a % of Revenue	26.79%	29.03%	23.86%
Noninterest Income as a % of Average Assets	1.01%	1.01%	0.75%
Noninterest Expense as a % of Average Assets	2.31%	2.24%	1.98%
Efficiency Ratio	56.41%	59.42%	56.74%

Asset Quality:
Net Charge-offs to Average Loans (annualized)	0.08%	0.11%	0.19%

	Average Balance Sheets and Net Interest Income Analysis (Dollars in Thousands)
(Unaudited)
Nine Months Ended:	September 30, 2006			September 30, 2005
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
INTEREST EARNING ASSETS
Federal funds sold	$3,674	$136	4.95%	$3,504	$80	3.05%
Interest bearing deposits	2,270	71	4.18%	3,341	72	2.88%
Investment securities (1)	122,725	4,173	4.55%	111,069	3,434	4.13%
Total loans (1,2)	794,979	45,342	7.63%	735,195	35,284	6.42%
Total average earning assets (1)	923,648	49,722	7.20%	853,109	38,870	6.09%
Noninterest earning assets	118,669			117,998
Total average assets	$1,042,317			$971,107

INTEREST BEARING LIABILITIES
NOW and money market	$187,234	$2,792	1.99%	$210,503	$2,322	1.47%
Savings	39,872	298	1.00%	43,811	353	1.08%
Time certificates	456,409	13,842	4.05%	364,300	8,301	3.05%
Total interest bearing deposits	683,515	16,932	3.31%	618,614	10,976	2.37%
Repurchase agreements sold	30,573	650	2.84%	33,895	511	2.02%
Borrowed funds	47,673	1,172	3.29%	72,222	1,699	3.15%
Total interest bearing liabilities	761,761	18,754	3.29%	724,731	13,186	2.43%

Noninterest bearing deposits	146,012			121,657
Stockholders' equity	118,637			113,885
Other liabilities	15,907			10,834
Total average liabilities and stockholders' equity	$1,042,317			$971,107

NET INTEREST INCOME/YIELD (3,4)		$30,968	4.48%		$25,684	4.02%

INTEREST SPREAD (5)			3.91%			3.66%

1.
Yields related to securities and loans exempt from both Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 34%, reduced by the nondeductible portion of interest expense

2.	The loan average includes loans on which accrual of interest has been discontinued.
3.	Net interest income is the difference between income from earning assets and interest expense.
4.	Net interest yield is net interest income divided by total average earning assets.
5.	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

For additional information contact:
William A. Long, President and CEO
Edwin E. Laws, CFO
(336) 526-6312

Source:	Yadkin Valley Financial Corporation